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                                                                    Exhibit 99.1

                                 NCO GROUP, INC.
                       Fourth Quarter 2003 Conference Call
                         February 10 2004, 11:30 a.m. ET

Operator:             Good morning. My name is Rebecca and I will be your
                      conference facilitator today. At this time, I would like to welcome everyone to the NCO Group Fourth Quarter of 2003 Earnings Conference Call. All lines have been placed on mute to prevent any background noise.

                      After the speaker's remarks, there will be a question-and-answer period. If you would like to ask a question during this time, simply press Star, then the number 1 on your telephone keypad. If you would like to withdraw your question, press the Pound key. Thank you. Mr. Barrist, you may begin your conference.

Michael Barrist:      Thank you very much and thank you, everyone, for joining
                      the NCO Group Fourth Quarter 2003 Conference Call.

                      Statements in this conference call and in our press release issued yesterday other than historical facts are forward-looking statements as defined under Federal Securities Laws. Actual results might differ materially from those projected in the forward-looking statements. Factors that might cause actual results to differ materially are discussed in the Company's earnings press release issued yesterday and the Company's SEC filings, including its most recent Form 10-K, a copy of which may be obtained from the Company without charge. The Company disclaims any intent or obligation to publicly update or revise any forward-looking statements regardless of whether new information becomes available, future developments occur or otherwise.

                      Today we will cover the normal operational highlights of the quarter, including an update on our operating environment, recent developments relating to our previously discussed long-term collections contract, and an update on the ERP initiative that discussed earlier in 2003. Additionally, we will update everyone on the status of our pending merger with RMH and NCPM and will provide guidance for the quarter as well as for the year.

                      After my prepared remarks, Steven Winokur, our Chief Financial Officer, will provide a detailed review of our quarter financial results and will then open up for questions.

                      During the fourth quarter, NCO continued to deal with the pressures of an economy trying to rally. With clients pushing for improved collections and consumers struggling to field the effects of what purports to be a jobless recovery. During the quarter, our collections results were below our seasonal expectations, including higher than expected placements under our long-term contract, creating a situation where without the amendment we have had a negative impact to our revenue rather than the positive benefit we expected when we gave guidance for the quarter.

                      In essence, we entered the fourth quarter anticipating a range of positive outcomes from this contract to be between $2 million and $5 million. The actual outcome of $6.2 million positive is better than expected, but was offset by greater than expected bad debt expenses. I'll discuss the long-term collection contract in more detail shortly.
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                      However, as we enter 2004, we have begun to see the
                      traditional improvements in our collections cycle, indicative of the effects of the beginnings of tax season. While we are slowly tracking in a manner consistent with prior years, we continue to monitor the reports of an improving economy and work to assess when these improvements will trickle down and begin to benefit the overall collection environment.

                      As we have discussed in prior calls, when consumer-paying patterns improve, NCO should benefit the incremental revenue opportunities from its existing business. While we find some of the economic news encouraging, we have been conservative in the construction of our 2004 operating plan and have assumed that we will not see any improvements in payment patterns during 2004. Naturally, we'll continue to monitor the economy and update inventors as changes to the economy begin to affect our outlook for the year.

                      For the fourth quarter of 2003, the Company had consolidated revenue of approximately $187.6 million, consolidated net income of $10.3 million and diluted EPS of $0.37. This was in line with our previously announced guidance of $0.32-$0.38. These results include the effects of an amendment to the much-discussed long-term collection contract. I'll review the status of this contract in detail and Steve Winokur will provide details as to the effects for the quarter.

                      As you may recall, the accounting for this contract requires us to defer all current revenues until a contingency surrounding that revenue have been satisfied. At the same time, we are able to recognize revenue that was previously deferred once the contingency surrounding that revenue had been eliminated. During the first three quarters of 2003, substantial increases in the volumes of accounts placed with NCO caused us to defer a greater than expected amount of net revenue from the current year into future periods.

                      This deferred net revenue issue is not a cash flow issue, since we are paid for any compensation deferred under the contract. During the first three quarters of 2003, we had deferred $13.1 million of revenue related to 2003 placements, and have recognized $11.1 million of revenue of placement years prior to 2003; the majority of which have been deferred at December 31, 2002. All the expense associated with these revenues remains in the periods where they were expended.

                      Shortly after the accounting first contract was changed, NCO began to work with our client to try to amend the contract so that the revenue would be recognized when the work was performed. An additional goal was to provide better visibility into the relationship between cash collections and revenue recognized. This was not an easy task. With all that said, I am pleased to report two key developments in this client relationship during the fourth quarter of 2003.

                      First, we have amended the contract with the client with regards to placements through December 31, 2003, whereby we have capped the amount of the guarantee collections that NCO could be responsible to pay the client under the contract at the next two settlement dates. Because we have already deferred enough revenue to cover the maximum exposure and settlement dates, we will not have to defer any additional revenue going forward. And limiting our exposure also allowed us to recognize approximately $6.2 million of revenue that had been deferred at September 30, 2003.

                      The benefit we received from this amendment offset the effect of the higher than expected placement of accounts received from this client in the latter part of the year. Steve Winokur will provide a more detailed explanation of this change in his presentation.
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                      Second, we entered into a new traditional contingency
                      collection contract with this client for 2004 and beyond that provides NCO with an earnings opportunity that we believe is consistent with the outcome we had under the old prior agreement. The amendment, in conjunction with the new agreement, allows us to move into 2004 with no further revenue deferrals, an ongoing earnings stream consistent with prior years, and better visibility since our revenue will be recognized in the same period as collections are received.

                      During 2003, we spent considerable time analyzing how the current deferred revenue on our balance sheet will be recognized going forward. Prior to the amendment, it was anticipated that the increased placements of accounts during the latter part of 2003, in conjunction with the two settlement dates in May of '04 and May of '05, would limit the amount of previously deferred revenue that would be recognized during 2004.

                      The amendments of the contract have changed our analysis and as substantial portion of the previously deferred revenue that was to be earned during 2004 have now been recognized in the fourth quarter. In preparing our 2004 operating plan and guidance, we've taken the following conservative approach to projecting the amount of the deferred revenue that may be recognized during 2004. For the first quarter we have the greatest visibility. Accordingly, we've assumed in our guidance approximately $0.02 of EPS that will result from recognition of previously deferred revenue.

                      For the remainder of the year, we are currently assuming no incremental earnings from recognition of previously deferred revenues. As we provide forward guidance on a quarterly basis, we would advise investors after the incremental earnings with any quarter that will be derived from recognition of the previously deferred revenue. In essence, there is some upside that we will discuss later when we go through guidance.

                      Labor costs, which shows a cost of an average employee in the Company over time, was lower than last quarter. The ongoing integration and rationalization of staff, as well as further deployment of NCO personnel Canada, India, and Barbados, and the use of subcontractors and legal professionals, were justified and should help to continue to reduce the average.

                      During the quarter, our efficiency of labor, which shows the amount of NCO labor utilized to drive revenue, including the amount of new client labor drag, decreased slightly. This means that we are seeing a slight increase in how much labor it takes to drive a given amount of revenue.

                      While it is usual for the number to decline in the fourth quarter, improved collection efforts and our offshore labor force helped improve this number slightly over expectations this year. This number should improve with the use of offshore labor for outsourcing projects, but the improvement will continue to be tempered by the sharing of our cost savings with our clients. As we move more contingency revenue offshore, this will help this metric, as we do not typically share the cost savings attributable to contingency revenues generated offshore.

                      Revenue per CTE, or calculated time equivalent, which shows the correlation of the amount of staff required to run our business over time and revenue, decreased compared to last quarter as would be expected in our toughest quarter from a seasonal standpoint. It was approximately $6,600, $5,500, and $5,900 per month in October, November, and December, respectively.

                      As we continue to utilize foreign labor and share the cost savings with our clients, the revenue per CTE will continue to decrease. Of course, this should be accompanied by a similar decrease in our labor costs.
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                      During the fourth quarter, our average tenure per
                      collector for the purchase portfolio was 1.3 years and our average collections per collector for that division was $25,691 per month.

                      During the quarter, we continued to manage our expense structures to our revenue levels, cutting expenditures where appropriate, and in some cases increasing expenditures for certain clients in order to maintain our performance amongst peers. This also allows us to receive additional incremental business as our clients continue to rationalize their ARO management functions.

                      We continue to use our size to leverage our vendor relationships and negotiate better pricing in order to be sure that in 2004, we enter with the most effective cost structure in the industry. These initiatives, in conjunction with prior labor initiatives that I will discuss in a moment, provide us the ability to aggressively pursue incremental client opportunities and manage through normal client pricing pressures, as well as continue to win the new business opportunities we need to fulfill our growth expectations.

                      We are striving to maintain NCO's position as a cost effective provider as well as the leading brand name in the ARO space. These initiatives should provide further benefits as we undertake to rebrand NCO from the leading provider of ARO Services to a global provider of Business Process Outsourcing Services.

                      During the quarter, our subsidiary, NCO Portfolio Management, continued to deal with many challenges but began to see some improvements in operating results as it navigated through the current debt purchase marketplace. The economy, in conjunction with price increases and made the savings in the market where we buy portfolios, continues to create some challenges. However, during the quarter we were able to deploy $18.2 million, excluding our financing.

                      While our ability to purchase at our desired range has definitely improved our lists over quarters, we continue to be cautious about the sustainability of the trend, since there still appears to be a significant influx of capital being deployed in the marketplace. And we have also seen many deals that continue to be priced outside any rational targeted level of profitability.

                      The percentage of NCPM's revenue to collections, net of sales proceeds, continues to below historical levels but improved over recent quarters. This trend will continue as older portfolios transition to a great percentage of purchase price amortization and the lower percentage of revenue.

                      Also as a result of the mix of older to newer portfolios being serviced, the subsidiary continued to experience higher than expected contingent collection and legal fees during the quarter. These trends are to be expected but will reverse, and if we are able to operate in a more favorable purchase environment for an extended period of time, the ratio of newer portfolios to older portfolios will continue to improve.

                      NCO Portfolio did incur an impairment charges on several older portfolios this quarter. This trend primarily affects portfolios that were purchased prior to the downturn in the economy. As we discussed in prior calls, portfolios that have become impair go into a cost recovery mode whereby all collections we receive are applied to the remaining carrying value on the books.
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                      Revenue and the net income attributable to NCPM for the
                      quarter were $20.3 million and $2.2 million respectively. Both revenue and net income for the quarter were above our expectations for the subsidiary, primarily as a result of our continued ability to deploy our purchase budget as well as better than expected results from a balanced transfer program conducted with a leading credit card issuer initiated earlier in this year, and the sale of several pools of accounts that were previously deemed uncollectable.

                      Additionally during the quarter, NCPM experienced better than expected performance in several newer, larger finance portfolios. Because of the profit sharing relationship that we have with our lender, this better than expected performance also shows off as increased interest expense associated with lender participation during the quarter.

                      As previously announced, NCO proposed to acquire all of the outstanding common stock of NCO Portfolio owned by the minority stockholders. NCO currently owns approximately 63% of the outstanding shares of NCO Portfolio. Under the proposal, NCO Portfolio's minority stockholders will receive 0.36187 of a share of NCO Common Stock for each share of NCO Portfolio Common Stock. NCO expects to issue approximately 1.8 million shares of NCO Common Stock to NCO Portfolios minority stockholders.

                      Under the merger agreement, if the average closing sale price of NCO Common Stock to the 10-day trading period ending on the second day prior to the closing date of the transaction were to be less than $21.50 per share, NCO Portfolio would have the right to terminate the merger agreement unless NCO were to agree to approve the exchange ratio so that the NCO Portfolio minority stockholders receive that number of shares of NCO Common Stock with a value equivalent to the $21.50 price, based on such 10-day trading average for NCO stock price. NCO will also assume all outstanding NCO Portfolio stock options. Additional details as set forth in the merger agreement between the parties, which was filed with the Securities and Exchange Commission.

                      NCO expects the transaction to be neutral of earnings in 2004 and slightly accretive in 2005 and beyond. The transaction is currently expected to close during the first quarter of 2004 and is subject to customary closing conditions including approval by the shareholders of NCO and approval by the stockholders of NCPM. NCO has the ability to approve the merger based on its share ownership of NCPM.

                      The Company is in the process of preparing a joint proxy statement prospectus with NCPM in connection with the merger. We expect to file the joint proxy prospectus with the SEC in the near future. We cannot make any further comments about the proposal during this call and request that investors refrain from asking questions about the proposal.

                      With regard to the previously discussed IRS opportunity, during the second quarter of 2003, the enabling legislation needed for the IRS to move forward with their desire to engage outside professional collectors was the leader from the Tax Relief Bill. There are those in government who believe that improving the collection of outstanding taxes could be taking money out of an improving economy. The enabling legislation has since been attached to the International Tax Bill, which must be passed by mid-2004. According to our Washington-based advisors, this provision of the bill is still subject to uncertainty. If the enabling legislation remains intact within this bill and is past mid-year, we are viewing this as a potential 2005 opportunity. If it is deleted, the opportunity could be pushed back even further.
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                      During the quarter, we continue the deployment of our
                      foreign labor strategy. As we discussed with you moments ago, all from our client's cost effective and efficient access to foreign labor, it is a competitive advance for NCO and a further means of providing a differentiated service as we continue to move forward in the ARO space as well as expand our services to the broader BPO industry.

                      The NCO network allows our clients to access labor in Canada, Indian, Barbados, and soon, Jamaica via one contract and one point of contact. The RMH transaction, which we'll discuss in a moment, will also gain us similar access to the Philippines and Panama. During the quarter, we expanded the collection of domestic via debt contingencies in accounts in India and Barbados as well as Canada.

                      At the close of the quarter, we had approximately 300 seats in India working U.S. Business, 800 seats in Canada working U.S. Business, and 80 seats in Barbados working U.S. Business. To date, we have not deployed any administrative seats in these countries, but intend to do so in the not-to-distant future, utilizing then our desks on a 24-hour basis.

                      During the quarter, we continue to improve our balance sheet through strong collections of our accounts receivable, careful monitoring of our cash position, and continued repayment of debt. This focus during the fourth quarter resulted in repayment of $11 million of debt on our senior credit facility and our receivable days outstanding remain at 46-days.

                      During the last quarter, we informed investors that we had substantially completed financial systems review that would ultimately result in a reengineering of some of our financial areas and that we have selected SAP as our core financial application. Since much of the up front implementation process will be done in 2004 and these costs are not all capital expenses, the implementation of SAP will have a significant effect on our earnings during 2004. I'll discuss this effect in detail in the guidance section of the call.

                      It is important to note that in addition to the analytical benefits we will derive form this endeavor, we truly believe this will create a competitive advantage in how we will interface with our clients in the future. Deployment of SAP will take place during 2004 and 2005, while resulting in substantial improvements in our ability to manage our business and will change how we interface with and report to our clients. It will also add to NCO's ability to move forward as a leading provider of BPO Services. This leads us to the business plan going-forward.

                      Over the past year and one-half, we have dedicated substantial resources and the attachable changes needed to assure our success in the Accounts Receivable Outsourcing Business. These resources have allowed us to maintain and grow our revenue base and to stabilize our earnings in a business service client where very few companies have been able to succeed, much less move forward.

                      In conjunction with these endeavors, we have also spent considerable time and resources reevaluating our client base and market opportunities to be sure that our business plan moving forward is properly aligned with our client's needs so we can maximize our growth and profitability, and consequently return more value to our shareholders. NCO is the leading provider in the Accounts Receivable Outsourcing space and we truly believe that we have many years of growth and opportunity ahead of us.
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                      However, it is our responsibility to constantly focus on
                      how to best position NCO, not only to capitalize on our current status in the marketplace today, but also to take advantage of all market opportunities to be harvested by changing business climate - especially as it relates to outsourcing. We have found the clients are refocusing their attention away from the services we can provide to solve one particular problem to the solutions we can bring to the table to help them achieve their broader business objectives.

                      We have also seen our clients realign their organizations so that the buyers of our current service offerings are becoming the buyers of a much wider array of service offerings that encompasses outsource business opportunities and customer relationship management and many other customer administrative and billing functions. With these thoughts in mind, NCO has begun a process, which will broaden its service offerings and help transition itself into a global provider of outsource business services.

                      As previously announced, NCO is expanding its service offerings in the customer relationship management space through the acquisition of RMH Teleservices. Under the amended merger agreement, RMH shareholders will receive
                      0.2150 of NCO Common Stock for each RMH share, as long as NCO's stock price based on a 20-day average prior to closing is valued between $18.75 and $26.75 per share for a total consideration of between $65-$93 million. Within this range, the acquisition will be funded with approximately 3.5 million shares of NCO stock. The complete terms of the arrangement are set forth in the revised merger agreement between the parties, which was filed with the SEC. The transaction is expected to be tax-free to RMH shareholders.

                      The Company is in the process of preparing a joint proxy statement prospectus with RMH in connection with this merger. We expect to file the joint proxy prospectus with the SEC in the near future. We cannot make any further comments about the proposal during this call and request that investors refrain from asking questions about the proposal.

                      This transaction is a critical step in our strategy of transitioning NCO to be a leading global provider of BPO Services. A combination and NCO and RMH will create one of the largest and most robust service platforms in the outsourcing marketplace. We currently expect this transaction to close at the end of the first quarter.

                      After the completion of the transaction, the new service offerings will initially be sold on a stand-alone basis to our clients in order to meet their immediate needs. More importantly, as we move forward, these additional services will create the core competencies needed for NCO to begin blending multiple service offerings together in order to sell solutions-based outsourcing to our clients.

                      As we enter 2004, we have constructed our operating plan and the guidance associated with that plan using several key assumptions. We have assumed that we will not receive any benefit during 2004 from an economic turnaround. We have assumed that the NCO Portfolio transaction will close by the end of the first quarter. We have assumed that the RMH transaction will close by the end of the first quarter. We have assumed that the SAP initiative will have a one-time affect on 2004 diluted EPS of approximately $0.09 and we have assumed the most conservative view of how previously deferred revenue under our long-term contract will affect the year.

                      With that said, during 2004 we expect earnings per share between $1.56 and $1.64. The first quarter is currently expected to be in a range of $0.38 to $0.42. Naturally, based on our assumptions, there may be some upside to this range as we gain better visibility at the amount of previously deferred revenue to be recognized in the second, third and fourth quarters and if the economic turnaround begins to effect the ARO space.
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                      We will discuss both of these issues in detail, including
                      any upside that present, each time we roll out guidance on a quarterly basis. I'll now turn the call over to Steve Winokur for a financial review of the quarter.

Steve Winokur:        Thanks, Michael. As we run through the numbers, I want to
                      make sure that everyone understands that all of our numbers for 2002 have been restated for the accounting change we announced earlier this year related to the long-term collection contract. We will spend some additional time today further explaining the impact of the contract on our current numbers and the impact of the contract changes Michael discussed.

                      Revenue for the fourth quarter of 2003 was $187.6 million. This represents an increase of $15.4 million or 8.9% from the fourth quarter of last year and a decrease of $1 million from last quarter. Excluding the revenue from RevGro, which has not been in our world for a full year, revenue increased 7.1% over the fourth quarter of last year. And excluding revenue from RevGro and the effect of the long-term contract, revenue increased 2.4% over the fourth quarter of last year.

                      Breaking down the revenue components, U.S. Operations produced $169.6 million this quarter compared to $156 million last year and $172.1 million last quarter. This represents an increase of 8.2% over the fourth quarter of last year and a decrease of 1.4% from last quarter, reflecting our usual fourth quarter seasonality.

                      The increase in revenue as compared to last year's includes our obtaining more market share in the outsourcing business, especially in some of our larger financial clients, and it also reflects an expansion of our attorney network business. This business has grown as we strive to meet the increased demands of the collections environment and as we provide these services to a broader marketplace as a stand-alone product offering.

                      U.S. Operations included revenue of $12.7 million from services from Portfolio Management during the fourth quarter of this year, compared to $10.2 million last year and $12.4 million last quarter. As in the past, we parse out revenue from an acquisition until the acquisition has been part of NCO for a full year.

                      RevGro, which was acquired in December 2002, contributed $5.1 million to the U.S. Operations fourth quarter 2003 revenue, compared to $1.7 million for the period after acquisition in the fourth quarter of 2002. A portion of the increase in U.S. Operations revenue over the fourth quarter of last year was also attributable to the much-discussed long-term collection contract, which was amended this quarter.

                      In comparing the revenue from one period to another, we do need to consider the effect of the revenue recognition related to this long-term contract. As all of our discussions indicate, this contract is good for NCO from a business standpoint and from a cash flow standpoint, but it has created a great deal of confusion from an accounting and recognition standpoint. Since shortly after the accounting was corrected, the client has been working with us to try and amend the contract to once again allow it to reflect the intended business relationship from a revenue recognition standpoint.

                      We believe that the amendment this quarter accomplishes that goal. In regards to this contract, we do not recognize any revenue until all contingencies surrounding the revenue have been eliminated, even though the Company has already been paid the base collection fee in cash or historical information indicates that the current level of performance will most likely result in the Company earning a bonus on the contract.

                      The contract amendment limits the amount of exposure to $6 million at settlement on May 31, 2004 for accounts placed between January 1, 2002 and December 31, 2002. For accounts placed between January 1, 2003 and December 31, 2003, settlement will occur on May 31, 2005 and the amendment limits that exposure to $13.5 million.

                      If there were to be any additional penalties calculated at those settlement dates, they would only be payable out of bonus dollars earned after the settlement date. All regular fees will continue to be earned and payable as the cash is collected. Because we have already deferred enough fees in the past to cover the maximum exposure at each of the settlement dates, the fees earned on cash collections will be recognized when collected. No additional fees will be deferred under this contract.

                      This year in the fourth quarter, we recognized $6.2 million of previously deferred revenue. This compares to a deferral of $1.7 million in the fourth quarter of 2002. Had we not had the contract amendment, we would have deferred an additional $678,000 this quarter.

                      I hope that I don't make this more confusing, but in order to give our investors a deeper understanding of this issue, I would like to explain some of the components of contract and how they work through time relative to revenue recognition. The long-term contract is tracked by pre-defined placement periods, each with a targeted collection level to be achieved by a settlement date. We refer to these as tranches.

                      Tranche 1 represents placements received during 2000 to 2001. Tranche 2 represents placement received during 2002 and Tranche 3 is for placements received during 2003.

                      During the fourth quarter of 2003, Tranche 1 increased revenue by $1.9 million as a result to the realization and recognition of additional bonuses earned and the recoupment of guaranteed payments previously netted against bonuses earned. The amendment did not have any impact on this tranche.

                      Due to its maturing through the quarter, on Tranche 2 we were able to recognize $4.7 million of previously deferred revenue. Had we not had the amendment, we would have only recognized $2.6 million of previously deferred revenue on this tranche.

                      Tranche 3 is where the most impact of the amendment was felt. Because the accounts were just recently placed, NCO could not possibly have met its required collections so more and more revenue was being deferred. Tranche 3 still has current placements in this quarter so we continue to defer revenue earned on cash collections, but because of the amendment, we only had to defer enough revenue to cover our maximum exposure on this tranche. In the fourth quarter, we only had to defer $375,000 of revenue versus the $5.2 million we would have had to defer had we not had the amendment in place.

                      This was much more the way you would expect. As time passes, more of the benchmarks are met and we stop having to defer revenue and we can begin to recognize revenue that was previously deferred. Once those benchmarks are met, and they have all now been met, all subsequent collections earn a bonus in addition to the cash fees earned and recognized on the base collections fee. We've already received calls from analysts looking at the amendment and pointing out that it caused a positive benefit for the quarter versus what would have been a negative affect.

                      While this is a true statement, it actually adds to the confusion on the contract. I believe the distinction here is that due to the amendment, we did not have to defer as much revenue as we would have had to without the amendment. We were actually able to recognize more revenue at the time the cash was actually collected for our client.

                      Looking back over the year, higher than expected placements have led to higher than expected deferrals of revenue. This means what should have been a good business event was perceived as a negative. The amendment put us back to where we originally expected to be at this time and it improved our visibility looking forward into the relationship between cash collections and revenue recognition.

                      Originally at the beginning of the year, Michael had said that we expected to have a positive effect of approximately $0.04 per diluted share from this contract through the year. With the amendment, we actually had a positive effect of approximately $0.09 per diluted share throughout the year. As we'll discuss later in this call, all expenses relating to these collections stay in the period where they are incurred. This can make expense analysis a bit more difficult.

                      NCO Portfolio Management produced $20.3 million of revenue this quarter, compared to $16.7 million for the same quarter last year, and $18.8 million last quarter. This represents a 21.8% increase over the same quarter last year and a 7.6% increase over last quarter. However, it's interesting to note that NCO Portfolios increase in collections was even higher than the increase in revenue.

                      NCO Portfolio had collections of $42 million during the fourth quarter, compared to $33 million for the same quarter last year and $36.7 million last quarter. Portfolio collections are allocated between revenue and amortization of the purchase price. During the fourth quarter of 2003, only 48% of collections were recognized as revenue. The remaining 52% went to amortize the carrying value of the acquired portfolios.

                      Collections this quarter included certain sales of portfolios. These sales increased revenue by a small amount, the bulk of the proceeds going to amortize the original purchase price of the portfolios. Had these sales not occurred, the revenue recognition percentage would have been 55% this quarter. For the same period last year, 50% of collections went towards revenue, and for last quarter, 51% of collections went toward revenue.

                      A decrease in the percentage recognized as revenue over time is expected because aging portfolios act much like a home mortgage. Whereas, the file ages, more collections go to amortization and less to revenue. As we are able to purchase more files, the newer files have less amortization and the revenue recognition percentage will rise.

                      International Operations represented $18.9 million of revenue compared to $13.1 million last year and $17.3 million last quarter. This represents a 43.6% increase over the same period last year and an 8.9% increase over last quarter. Included in International Operations revenue for the fourth quarter of 2003, was $8.5 million from work performed from U.S. Operations.

                      The fourth quarter of last year and last quarter's revenue for International Operations included $4.2 and $7.2 million, respectively, related to work performed for U.S. Operations. This increase over last year and last quarter reflect the expansion of our utilization of cross border services to maximize our profitability, while maintaining the highest levels of service for our clients. This increase is also partially attributable to fluctuations in the foreign exchange rates.

                      Moving on to expenses: Payroll and related expenses decreased as a percentage of revenue to 45.8% as compared to 48.7% last year and 46.6% last quarter. A portion of the decrease in payroll and related expenses as a percentage of revenue was attributable to the additional revenue recognized on the long-term collection contract since no expenses were incurred in connection with the recognition of previously deferred revenue on Tranches 1 and 2.

                      Because we deferred so little revenue on Tranche 3, it did not affect the ratio of expenses to revenue. Additionally, the decrease was also partially attributable to the shift of more of our collection work to outside attorneys and other third party service providers as well as the continued rationalization of staff.

                      Selling general administrative expenses increased as a percentage of revenue from 37.2% for the fourth quarter of last year to 38.4% for the current quarter. This is up from 37.4% last quarter. The increase in selling general administrative expenses as a percentage of revenue was primarily attributable to the increased usage of outside attorneys and other third part service providers.

                      This increase was partially offset by the additional revenue recorded on the long-term collection contract, since as we stated, no expenses were incurred in connection with the recognition of previously deferred revenue. SG&A included $553,000 of impairments this quarter, including $28,000 from International Portfolios.

                      The same challenging collection environment that causes certain collection expenses to rise can also create a situation with our purchase portfolios where future cash flows are not expected to recover the current carrying value. Accordingly, we take an impairment charge on those portfolios to bring the carrying value and the future expected cash flows in line with each other.

                      Some of the impairments were from files that were already being accounted for on a cross recovery basis. While they did not produce any current revenue, a further degradation in the expected future cash flows can result in impairment expense in the current quarter. Conversely, improvements in the future outlook do not have a current affect on revenue.

                      Many of the impaired files do have a better outlook today as compared to when they first went into impairment. However, the files continue to be impaired and if additional collections occur after the cost basis is recovered, 100% of those collections will go to revenue. For now, all the collections go against the carrying value with nothing allocated to revenue.

                      The combined carrying value of the impaired portfolios was $15.7 million or 10.3% of NCO Group's total portfolios as of December 31, 2003. This is compared to $6.1 million or 4% for the fourth quarter of 2002 and $8.9 million or 6.3% last quarter.

                      Net income for the fourth quarter of 2003 was $10.3 million or $0.37 per diluted share as compared to net income for the fourth quarter of 2002 of $6.9 million or $0.24 per diluted share and net income of $10.7 or $0.39 per share last quarter.

                      Lastly, some notes on financial condition. At December 31, 2003, the Company had $46 million of cash and equivalents. During the quarter, $28.5 million of new portfolios were purchased by NCPM with a face value of $775 million. These purchases included $10.3 million borrowed through its borrowing facility with Cargill.

                      Capital expenditures in the fourth quarter were $6.5 million or 3.4% of revenue for the quarter. During the quarter, our accounts receivable days outstanding remained at 46 days, the same as last quarter, and this compares to 48 days outstanding as of last year-end. Cash flows from operations for the quarter were approximately $22 million.

                      I would now like to walk you through our financing activity this quarter. During the quarter, NCO made overall loan repayments of $11 million against its revolving credit facility. At the quarter end, NCO had a total of $133 million outstanding on our term loan and approximately $50 million currently available on the revolver. NCO Portfolio now has $25 million outstanding on their loan from NCO Group and no additional borrowing capacity as of December 31, 2003.

                      NCO Portfolio also has a separate non-recourse financing arrangement with Cargill Financial Services for larger portfolio purchases. NCO Portfolio made an additional $10.3 million of borrowing under this arrangement during the quarter and made $6.5 million of repayments during the fourth quarter. As of December 31, 2003, the total amount outstanding under the Cargill facility was $12.9 million excluding any residual interests.

                      NCO Portfolio also repaid $537,000 of its securitized debt this quarter, reducing the balance to $33.2 million. All the remaining purchases made by NCO Portfolio were paid out of the current operating cash flow. Now I'll turn things back to Michael.

Michael Barrist:      Thanks, Steven.  Operator, can we please open up for
                      questions?

Operator:             At this time, I would like to remind everyone in order to
                      ask a question, please press Star then the number 1 on your telephone keypad. We'll pause for just a moment to compile the Q&A roster. Your first question comes from David Scharf of JMP Securities.

David Scharf:         Hey, good morning.

Men:                  Good morning.

David Scharf:         Hey, a couple things, Michael. First, just on the tone of
                      business, can you reconcile that the comment that your collections in the fourth quarter were below seasonal expectations with sort of your, you know, broader view that is positive economic data kind of filters, you know, you are a lagging industry that ultimately you should start to feel some benefit.

                      Just where are we, do you think, in terms of the outlook for liquidation? I know it's not - no improvement is included in your '04 guidance, but did your collection activity in the fourth quarter give you, you know, better confidence, less confidence, stable?

Michael Barrist:      Let me start by saying we have not felt it yet but the
                      longer we see all these economic indicators pointing upward, at some point it's real. It appears that we're in some type of recovery and I'm more optimistic than I was six months ago that it will have some effect on us at some point.

                      And I think everyone will understand that we took a conservative view. We're not going to run around and add it to our guidance. We'll just keep everybody posted as it happens. The real issue as I see it is, when you look at the fourth quarter in total, we were slightly below our seasonal expectation.

                      Does that make me step back and say, "Well, things are getting worse as opposed to better." I really kind of take a neutral view of it because my gut is that there was good spending from consumers. It just kind of took a notch down on the totem pole of where they wanted to spend their dollars. And consumers are kind of getting back in the habit of spending discretionary money.

                      So I didn't take a pessimistic view of what happened in the fourth quarter. We were only slightly off of where we expected to be and again we jump right back into tax season this year, right back on track with where we thought things would be so my view is that it hasn't affected us yet. I'm getting more optimistic as time goes on, although I continue to read a lot of questionable reports as to how long can this go on without jobs and those types of things. So, do I know when it will happen? No.

                      I'm more optimistic that it will happen but I'm not prepared to make any financial decisions around it until it all starts. You know the old story of "show me the cash," so until it starts coming in the door.

David Scharf:         Sure. Secondly, you've begun to kind of beta test, if you
                      will, some third part work in India, not just first party.
                      Can you give us an update on your early indications there and also whether or not, unlike first part business, that the labor savings on contingency business over there, you may actually capture that margin?

Michael Barrist:      Yeah. You have to really break it into two components,
                      David. I'll break it into three for you. One is client-mandated movement to India. We have several credit card clients that are forcing us to move pieces of business to India and in those particular cases, they will get a piece of that savings. And the early benchmarking has been kind of back and forth. Out of the gate it was very, very good. It's kind of retrenched to okay. My gut is that it will be a very, very successful endeavor but it's not on a large scale yet.

                      The other two pieces, which are really the pieces where NCO can really benefit, are the ability to work purchase portfolio overseas as well as the ability to work our broader-based business. The small balance high volume clients: utilities, telecom, you know, low balance health care and those types of things. And we are doing that work in Barbados, in Indian and in Canada and we're very, very successful and we keep that labor arbitrage.

                      So we're kind of breaking it into components and quite frankly, international labor is going to be a key part of our business strategy over the next 3 to 5 years and we're no different than any other business. We're going to seek the best possible cost structure so that when our selling proposition to our client isn't just going to be we can do it better; it needs to be we can save your money and stabilize your cost structure. You're not going to do that in the U.S. I mean there's a little piece of it in the U.S. but you're not going to do a large piece of it in the U.S.

David Scharf:         Okay, and lastly, I'm going to have to jump in on the
                      accounting questions here. Did I say you hear correctly that in your annual guidance, you know, you're assuming essentially a $0.02 benefit in the first quarter from contingencies being removed, recognizing revenue off the balance sheet.

                      And that you've intentionally omitted any benefit for the rest of the year with the expectation that each successive quarter you will then give us an update about how much will be recognized? I'm just trying to understand whether you've effectively said that there will be upside. We're just going to wait each quarter to tell you how much?

Michael Barrist:      It is more likely than note that there will be some upside each quarter relative to the runoff of that deferred revenue. I'm not assuming that it's a huge number because you have to remember we have a settlement of the first batch in May and they may interrupt some bonus streams and other things.

                      But it is more likely than not that there will be upside in the second, third and fourth quarter associated with the recoupment of some of that deferred revenue. We are just going to tell you on a quarter-by-quarter basis as we get clear visibility to it. So in other words, when we rollout Q1 results and give you Q2 formal guidance, we will give you a break down of how that is and what the upside is from that opportunity. As well as the economy - if at some point the economy really kicks in, we will certainly update investors that that could produce some upside as well.

David Scharf:         Well, just to make sure I'm not misinterpreting what was
                      in the press release. I mean, you know, how do I relate these, you know, maximum, you know, guarantee exposures - the $19.5 million to effectively what's on the balance sheet is deferred revenue. I mean, are those comparable numbers? Are we essentially talking about there are still
                      $0.40 of EPS hung up on the balance sheet that has to come off at some point - assuming you don't fall into penalty situations?

Michael Barrist:      Yes. I mean basically what's on the balance sheet is the
                      maximum amount we would owe under each of those two reconciliation dates and to the extent that we owe less, it comes off the balance sheet and is a gain for us to the extent we owe the exact amount that comes off the balance sheet and is being paid. And then on top of that post-settlement, there are incremental bonuses until the end of statute. So, getting back to the issue, there is a stream of revenue that we will recognize this year beyond the first quarter. It's just that I don't want to be in a situation where I'm making predictions and the predictions are wrong.

David Scharf:         I understand that. I just want to make sure that, you
                      know, you're purposefully withholding it until each quarter becomes more clear. But based on this disclosure, it sounds like well, you know, what we can't get around is the fact that there is about $0.40 hung up in the balance sheet. It looks like a third of that gets tested this year so, you know, we're talking about, you know, all of $0.12 or so.

Michael Barrist:      All right, but keep in mind to the extent that we have to
                      pay out a portion of that as a guarantee payment. Yes, you will get it back in recoupments and incremental bonuses but theoretically if you had to pay out the full $6 million, you wouldn't get a $0.12 benefit from it. It would just be a cash event but then the day after you start recouping incremental bonuses above and beyond.
                      That's the only deceiving piece of it is - it's not necessarily that you're guaranteed to get $0.12 flowing through on the P&L.

David Scharf:         I see. So the way we should look at it, I mean excluding
                      the nonrecurring software cost, you know, you're effectively guiding from $1.54 last year to a midpoint of about $1.69-$1.70 this year, you know, before we potentially raise that for the deferred revenue. It's about 10% earnings growth you're guiding to without the deferred revenue. You know, how much of that is what I would think of as internal or, you know, organic top line growth versus just deleveraging? I mean is 10% sort of the kind of growth rate we should look at in this environment and where does it go if you do see some liquidation rate improvement?

Michael Barrist:      I'm not prepared to answer that question. We, like many
                      companies, have worked our way through the current economy. We turned out better than most, worse than a few and we built a business plan for next year based on everything we know about this business, everything we know about our clients, and where we want to be and the initiatives we want to carry out.

                      The software thing is, every year and every quarter we incur expenses building for the future. That's just a one retooling that's just a huge issue for us. But a 10% growth rate is what we're driving the business to right now and I'm not prepared to make any predictions as to what our business plan will be once the economy recovers.

David Scharf:         Gotcha. Thank you.

Michael Barrist:      Thanks.

Operator:             Your next question comes from Thatcher Thompson of CIBC
                      World Markets.

Thatcher Thompson:    Good morning, guys.

Michael Barrist:      Thatcher.

Thatcher Thompson:    So, Michael, the guidance for '04 does include RMH and
                      NCPM post the first quarter?

Michael Barrist:      Well, yeah, I mean basically the guidance on both of them
                      is that NCPM is neutral and I think we said RMH was slightly accretive. Yes, that is true that they include both of them. We are currently anticipating a close by the end of the first quarter. If there's an SEC review process, we could slip a couple weeks but, again, it's not really affecting earnings materially so.

Thatcher Thompson:    And, Steven, exactly how much is hidden in that deferred
                      revenue number at 12/31?

Steven Winokur:       $19.5 million.

Thatcher Thompson:    Then that does exactly offset the max you'd have to pay
                      out?

Steven Winokur:       I'm sorry?

Thatcher Thompson:    It does exactly offset the max that you'd have to pay out?

Steven Winokur:       Yes, that's how the accounting works.  You have to record
                      it at that exposure.

Thatcher Thompson:    Okay. And just for '03, can you tell us what the operating cash flow of the Company was for the full year?

Michael Barrist:      While they're looking that up, do you have any other
                      questions?

Thatcher Thompson:    All these focus on the cash flow statement. So  I'm
                      interested in the operating cash flow for '03, cap ex for '03, and the total amount of portfolio purchases in '03 outside of the Cargill financing.

Steven Winokur:       Okay if you add up all the operations, it's about $101
                      million. $68 million of purchased accounts receivable and that does not include the investments in the joint ventures. Okay? And what was your other question?

Thatcher Thompson:    Cap ex.

Steven Winokur:       $21 million.

Thatcher Thompson:    Okay, so - okay. Your debt took a big drop down. Is there
                      something in the current portion of debt that I'm not seeing? I see as a limited balance sheet numbers you gave
                      -- $330.4 million as of 12/31/02 and $245 million at the end of '03.

Steven Winokur:       Well, remember that we paid a substantial amount of debt
                      and NCO Portfolio has paid off a substantial amount of debt.

Thatcher Thompson:    Okay. That would just seem like more pay down than the
                      cash flow numbers you just gave me would suggest.

Steven Winokur:       We paid down $30 million of notes payable, borrowed an
                      additional $20 million so that's a net $10 million and we repaid almost $62 million of revolving credit debt.

Thatcher Thompson:    Right. That's it. Thanks.

Steven Winokur:       Right.

Operator:             Your next question comes from Bill Warmington of Suntrust
                      Robinson Humphrey.

Bill Warmington:      Good afternoon, everyone.

Michael Barrist:      Hey, Bill.

Bill Warmington:      A question for you on to see if we can get some additional detail on the guidance in terms of what revenue and margin assumptions are going into the ESP guidance of $1.56-$1.64.

Michael Barrist:      I don't know if I'm prepared on this call to really give
                      that. I don't have it in front of me. I mean we have really tried to stay away from guiding people through the components of how that's made up. Well, obviously there is some margin improvement baked into that and that is just through the normal course of being more efficient. There's revenue growth baked into that but I don't want to go into getting into more details beyond that. It's a dangerous place for us to go.

Bill Warmington:      Okay. Well, just to confirm - going forward, what will the revenue components that you guys will be discussing be?
                      What level of detail will you be giving? RMH - will that still...

Steven Winokur:       It will be separated, Bill. We will give information on
                      the U.S. Operations for bad debt, the International
                      Operations for bad debt, the CRM business, and the portfolio business.

Bill Warmington:      Gotcha. Okay, and then to ask if this year you are
                      excluding any benefit from the deferred revenue? This year you expected to have what I would call more of a normal seasonal pattern in terms of having your first and second quarters be your strongest quarters. Third and fourth quarters are seasonally slower quarters -- is that likely the way the EPS is going to progress throughout the year?

Michael Barrist:      For the ARO component, yes. For the service business ARO,
                      yes, but certainly the portfolio business is more level yield and the CRM business as well and there's also some growth baked into there for the year as new client opportunities start spinning up.

Bill Warmington:      Right. And then the SAP investment - the $0.09 there - how does that come into the year? How is it spread over the quarters and is there any additional investment in '05 or is that an all '04 event?

Michael Barrist:      The majority of it is '04. I don't know if any of it will
                      bleed into '05 but certainly we would discuss that if it did. But it is assumed right now that this will take place in '04 and the budget of how it falls in the quarters, the quarters are not definitive yet. It's almost done but at some point shortly, hopefully we'll give some color on that. Probably when we do the first quarter and we provide second quarter guidance, we'll know better.

Steven Winokur:       I can tell you there's some in the first quarter, less
                      than there will be as we move through the year. Next year there is continued expenses but the next year is when we start really seeing some benefits also so the impact is considerably, considerably less.

Bill Warmington:      And then also the - what do you think the tax rates likely to be for '04 given RMH being brought in and the International Operations, etc?

Steve Winokur:        Right now we're looking at approximately 39% and that's
                      baked into the numbers that Michael presented. We are continuing to review that. The tax situation is an interesting thing. There's a lot of movement going on with the states as a lot of the federal money goes down.
                      They're looking for other sources so we are continuously working on that.

Bill Warmington:      And then to ask also about free cash flow guidance or
                      maybe cash from operations guidance would be a better way to - well, maybe ask for cap operations and cap ex guidance in '04?

Steve Winokur:        Bill, we don't really give cash flow guidance but cap ex,
                      even though this year was low, we expect between 4% to 5% and that includes some of the SAP expenditures.

Bill Warmington:      Well, what would that be in an approximate dollar amount?

Steve Winokur:        Bill, why?

Bill Warmington:      Well, I'm trying to - you know, I don't have the revenue
                      numbers so I can't get that. You know me. I'm just trying to get an approximate level for cap ex.

Steve Winokur:        I can't help you with that.

Bill Warmington:      I thought it was a good try though, didn't you?

Steve Winokur:        That was a good try.

Michael Barrist:      I think you should not quit your day job and go into being an interrogating lawyer.

Bill Warmington:      Well, fair point. Fair point. All right, well last
                      question for you then is on the SAP investment. It's a big investment you'll be making over '04. Have you guys quantified what kind of a return you expect to get on that kind of investment to help investors understand that?

Michael Barrist:      Bill, it's very easy when you go into a mission like this
                      to cover the whole list of things that you're going to do via SAP. And it's real easy to make a list of all these things that you can assume will happen but they are very difficult to put on a piece of paper. The approach we take and is typical to how we do things is, we know what it's going to cost us in 2004, we know that it's going to cost us in 2005, and the actual cost savings we will have via, for example, disengaging a lot of our services from our payroll vendor.

                      That's a real tangible number and has gone to a point that it showed very little impact on 2005. Now the other side is what's the upside savings of being able to reengineer your business and understand at a grinder level every bit of data about your business. I have some theories on that but I'm not prepared to discuss what they are because if they don't come true, then, I'm just wrong and I'm not prepared to do that.

                      And, quite frankly, until we can get very clear visibility as to what those savings are, I'm not prepared to put them out to the public. But you're right, that initiative should yield us benefit into the future.

Steven Winokur:       In multiple layers, as Michael discussed, both in the
                      administration of our business side and also in how we communicate the information we have available for our clients. Plus as we move into BPO, it will provide additional capabilities.

Bill Warmington:      As that flows through the expense line, does the safety
                      side go into corporate G&A or is it part of that is cost goods sold? I mean cost of services.

Steven Winokur:       We don't present things like that. It will come into SG&A.
                      Internally, the way that we're accounting for it is that it's a corporate expense that, like all shared services, it will get allocated back out.

Michael Barrist:      We will give color on that on the quarterly calls as to
                      how it affected each quarter.

Bill Warmington:      Okay. All right, well, thank you very much.

Operator:             Your next question comes from Eric Felk of Tazza Capital.

Eric Felk:            My question was regarding the expense of the SAP over the
                      year but you've already answered that. Thanks.

Michael Barrist:      Thank you.

Operator:             Your next question or comment comes from Mike Barone of
                      Akela Capital.

Mike Barone:          Hi, have you guys put out any guidance as to how you're
                      going to deal with the upcoming convert maturity? It's not real upcoming, but do you have any thoughts or ideas on how you would do that?

Michael Barrist:      No we have not. Not that I'm prepared to share right now
                      with the public. I mean obviously it's something we've been fortunate in that we produced a lot of cash flow and as you kind of look forward and see how the cash flow rolls out and what we've repaid to debt, I think we'll be well positioned to deal with it anyway necessary. But we have not come up with a definitive plan as to how we see that rolling out.

Mike Barone:          Okay, thank you.

Michael Barrist:      Sure.

Operator:             Your next question comes from Jeff Kessler from Lehman
                      Brothers.

Jeff Kessler:         Thank you. My questions on cash flow and SAP were
                      answered. Thank you.

Operator:             Your next question or comment comes from Bill Sutherland
                      of Benning & Scattergood.

Bill Sutherland:      Good morning, guys.

Michael Barrist:      You're not going to scat for us, are you?

Bill Sutherland:      I don't know where I work anymore. Hey, the SAP rollout -
                      you know, that always strikes fear into the hearts of every investor when they hear it based on some past experiences. Can you give us a sense of exactly kind of the level of implementation that you all are doing?

Michael Barrist:      Yeah, I'm going to make you feel real comfortable. First
                      of all, understand the backdrop of this thing, which we're a Company that's done 45 systems conversions and we've been through conversion hell more than anyone you've ever met in your life. So we're obviously very cautious of these types of things.

                      We are not converting, at least initially, any of the core systems that run the day-to-day business. One of the things that attracted us to SAP is that they do have a product suite that will help us if we decided later to reengineer the core collections systems but we're not converting them. We're basically converting our financial reporting systems and payables, receivables, and ultimately we'll layer on some of the other functionality on top of what we currently have today.

                      But the way the integration is planned is, basically, they will bring up the core reporting systems to run exactly as our current system runs and it totally can produce financial reports that look exactly the same in SAP as they do in the current system. You can rest assured and all the investors can rest assured, there's no way the current system is getting shut down. So we have a very short leash on this.

                      We've been through this way too many times and we are not going to have the typical train wrecks you hear about. But also keep in mind that the people who have those train wrecks are people that try and convert their entire operation. You know, the core business in one fell swoop. We're not doing that. This will be done in multiple stages.

                      We'll do the financial systems first, then we'll do the payroll and HR, and then we'll go into layering some of the ERP tools that, quite frankly, we don't have them right now. So they're going to be add-ons for us and not a conversion, just basically an added benefit.

                      And that's again getting back to one of the questions, that will be where we start to see some cost savings and benefit as when we get to the point when we can layer on those tools, we can actually realign some staff and get smarter on how we run the business day-to-day. And take some of the stuff we've done in the core collection business back to the general business.

Bill Sutherland:      And, Michael, is there a cap ex component that's
                      significant here?

Michael Barrist:      It is imbedded in the guidance Steve Winokur gave of 4% to
                      5% of revenue.

Bill Sutherland:      And not to let Bill Warmington off the hook too much, but
                      the question I think is: Are you using revenue including
                      RMH when you say 4% to 5% budget?

Steven Winokur:       The answer is yes because we will have expenditures for
                      them as well.

Bill Sutherland:      And they'll be included in this reporting system on SAP,
                      right?

Steven Winokur:       Ultimately they will be. We're going to do the same thing
                      with them that we're doing with our business, which is, right now they're actually on a similar accounting system to ours; although they are a generation behind us. We will use everything that they use to get into their accounting system now. We will use to generate input into SAP; the same regimented approach.

Michael Barrist:      But, Bill, keep in mind, we are not muddling the two
                      issues. The integration of RMH and getting them onto our accounting system, taking over their money and everything that NCO has institutionalized in the way to integrate a business, is happening outside of the SAP conversion. Do you know what I mean? So they're going to be converted to our world just like every other company we've acquired has been converted to our world. So the SAP implementation is a totally separate issue.

Bill Sutherland:      One other question - well, I have a bunch -- but one of
                      the questions that I was going to do today is on the portfolio market. As you look into this quarter, what's the landscape look like now? And it seems like there's a lot of purchases out there.

Michael Barrist:      It was one of those things where we had a couple of
                      successful quarters so certainly you want to get optimistic. But it's a business where you're only as good as the last batch of accounts you bought. There is a lot of competition out there. It's always slower at the front end of a quarter and it's typically slow in the first quarter.

                      So I don't know that I have any key indicators as to where it's going. We have a lot of bids out. We have a lot of opportunities and we're approaching it like we've been approaching it. You know, running the numbers and bidding what we should and hopefully we can make what seems like a trend. But we don't consider it a trend yet into a trend.

                      But as you said, there are a lot of people out there. There's a lot of cash out there and people seem to get very stupid when it comes time to deploy cash that they can't deploy. We have the advantage, especially once we roll the companies together, that if we have to sit out a quarter or two we can do that. But some of the companies don't seem to have the ability to do that and they just deploy cash.

                      Now the other thing we have, and we have talked about this a few times, is getting to these smaller deals: the first time sellers, the smaller, financial institutions and utilities. And we have actually brought some staff onto our Company to help us leverage those deals and that has proven successful as well. So right now, I think we're on track for our quarter but, again we're not going to pay up for things just because that's the flavor of the day.

Bill Sutherland:      And actually, one other thing, the impairment - the amount of portfolios that, you know, were impacted that this quarter increased? What are investors supposed to think of that? I mean how do we kind of put that in the mix of things?

Michael Barrist:      Basically we're kind of in a weird situation because we're the only debt purchaser that seems to have impairments. So
                      I'm not sure and I've had that conversation with many investors who have asked the question and really I don't know how other people do their books. We take a very structured approach to impairments.

                      We don't typically have impairment because we buy something for $1.00 and collect $0.50. We have impairments because we buy something for $1.00 and we expect to collect $3.00 and a year and one-half, two years into it the economy changes. And you've already recognized revenue and you find that your future expectations are lower.

                      The amount of the overall portfolio that's impaired is really a factor of which portfolio is hitting impairment. And in this particular quarter or last quarter, a larger portfolio hit, which was a legacy Creditrust portfolio that was not producing much revenue for us and it just happened to fall into an impairment status systemically via our analysis. Management never stands in front of it and says, "Oh no, this portfolio is not impaired."

                      The mechanics and the model say the future cash flow is less than expected so it's goes into impairment. So I don't know. It didn't concern me when I saw it because I knew specifically what it was. It was a long marked portfolio that we weren't getting much revenue from.

                      As everyone knows, there are a few portfolios remaining at Creditrust that we acquired with them that are not producing any income for the Company. The securitizations that are on the balance sheet where the debt, you know, the income comes in and pays the debt. So there are some larger ones out there that at some point could end up in impairment until they actually go back to the holder of the notes as collateral. But we knew going into that transaction that those notes would not pay down.

Bill Sutherland:      Okay, thanks, guys.

Operator:             At this time, there are no further questions.

Michael Barrist:      Thank you, everyone. Again, thank you all for joining our
                      call today. As always, if you have questions, please feel free to call myself, Steve Winokur, or Brian Callahan.
                      And, as always, we'll try and answer your questions within the bounds of regulation update. Thank you.

Operator:             This concludes today's conference call. You may now
                      disconnect.


                                       END